UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  April 24, 2006

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number

1-8841 2-27612	FPL GROUP, INC. FLORIDA POWER & LIGHT COMPANY 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419 59-0247775

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 24, 2006, Florida Power & Light Company (FPL) issued $300 million principal amount of First Mortgage Bonds, 6.20% Series due June 1, 2036 (Bonds) with registration rights in a private placement transaction.  The Bonds were issued under FPL's Mortgage and Deed of Trust dated as of January 1, 1944, as supplemented (Mortgage), are secured by the lien of the Mortgage and rank equally with all of FPL's first mortgage bonds.  The Bonds bear interest, payable semi-annually, at 6.20% per year and mature on June 1, 2036.  The proceeds will be used to repay a portion of FPL's short-term borrowings and for other corporate purposes.  FPL has agreed to file an exchange offer registration statement and/or, under certain circumstances, a shelf registration statement, pursuant to a registration rights agreement with the initial purchasers of the Bonds.  If FPL fails to comply with certain obligations under the registration rights agreement, it will be required to pay additional interest at the rate of 0.25% per year on some or all of the Bonds for the period of non-compliance.  The Mortgage contains default provisions relating to failure to make required payments on first mortgage bonds or bonds with a prior lien, certain events in bankruptcy, insolvency or reorganization, and other covenants of FPL.  In the event of default, the trustee under the Mortgage, or the holders of 25% of the first mortgage bonds, may declare the principal and interest due and payable.  A press release announcing the sale of the Bonds was issued after the closing and is attached as Exhibit 99.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(d) Exhibits.
Exhibit Number	Description	FPL Group	FPL

99	FPL Press Release dated April 24, 2006	x	x

_____________________

FPL Group, Inc. (FPL Group) and FPL agree to furnish to the U.S. Securities and Exchange Commission upon request any instrument with respect to long-term debt that FPL Group and FPL have not filed as an exhibit pursuant to the exemption provided by Item 601(b)(4)(iii)(A) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FPL GROUP, INC.
FLORIDA POWER & LIGHT COMPANY

(Registrants)

Date:  April 24, 2006

K. MICHAEL DAVIS

K. Michael Davis
Controller and Chief Accounting Officer of FPL Group, Inc.
Vice President, Accounting, Controller and
Chief Accounting Officer of Florida Power & Light Company
(Principal Accounting Officer of the Registrants)